Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

CytRx Corporation
Los Angeles, California

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 11, 2016, relating to the financial statements, the effectiveness of CytRx Corporation's internal control over financial reporting, and schedule of CytRx Corporation appearing in CytRx Corporation's Annual Report on Form 10-K for the year ended December 31, 2015. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of CytRx Corporation's internal control over financial reporting as of December 31, 2015.
/s/ BDO USA., LLP

Los Angeles, California
 August 3, 2016